Exhibit 15-A

PricewaterhouseCoopers LLP
400 Renaissance Center
Detroit MI 48243
Telephone (313) 394 6000
Facsimile (313) 394 6555
Direct phone 313-394-6316
Direct fax 313-394-6012
www.pwc.com
September 16, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Commissioners:
We are aware that our reports dated May 10, 2005 and August 4, 2005 on our review of interim financial information of Ford Motor Credit Company and subsidiaries (the “Company”) for the three month periods ended March 31, 2005 and 2004 and for the three-month and six-month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, respectively, are incorporated by reference in the Company’s Registration Statement on Form S-4 filed September 16, 2005.
Very truly yours,
PricewaterhouseCoopers LLP
Detroit, Michigan